Filed Pursuant to Rule 433
                                                         File No.: 333-129159-25


The depositor has filed a registration statement (including a prospectus and any prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank at 1-800-503-4611.

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

                                         THE SERIES 2006-AR15 CERTIFICATES

                              Initial         Pass-
                             Principal       Through
         Class               Balance(1)       Rate             Principal Types         Interest Types      CUSIP
------------------------   -------------    ---------    --------------------------   --------------   -----------

     Offered Certificates
Class A-1                   $285,475,000       (2)       Super Senior, Pass-Through   Variable Rate    94985A AA 7
Class A-2                    $72,498,000    5.650%(3)    Super Senior, Pass-Through   Variable Rate    94985A AB 5
Class A-3                    $26,315,000       (2)       Super Senior Support,        Variable Rate    94985A AC 3
Pass-Through
Class A-4                             (4)      (5)       Senior, Notional Amount      Variable Rate,   94985A AD 1
Interest Only
Class A-IO                            (4)   0.500%(6)    Senior, Notional Amount      Fixed Rate,      94985A AE 9
Interest Only
Class A-R                           $100       (7)       Senior, Sequential Pay       Variable Rate    94985A AF 6
Class B-1                     $9,607,000       (7)       Subordinated                 Variable Rate    94985A AG 4
Class B-2                     $2,402,000       (7)       Subordinated                 Variable Rate    94985A AH 2
Class B-3                     $1,601,000       (7)       Subordinated                 Variable Rate    94985A AJ 8

      Non-Offered Certificates
Class B-4                       $800,000       (7)       Subordinated                 Variable Rate    94985A AK 5
Class B-5                       $801,000       (7)       Subordinated                 Variable Rate    94985A AL 3
Class B-6                       $801,097       (7)       Subordinated                 Variable Rate    94985A AM 1

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


(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in October 2013 will be a per annum rate equal to the net WAC of the mortgage loans minus 0.50%. On and after the distribution date in October 2013, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in October 2006, this rate is expected to be approximately 5.6972% per annum.

(3) The pass-through rate with respect to each distribution date prior to the distribution date in October 2013 will be the lesser of (i) the per annum rate set forth in the table above and (ii) a per annum rate equal to the net WAC of the mortgage loans minus 0.50%. On and after the distribution date in October 2013, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans.

(4) The Class A-4 and Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $72,498,000 and $384,288,000, respectively. On and after the distribution date in October 2013, the notional amounts of the Class A-4 and Class A-IO Certificates will be zero.

(5) The pass-through rate with respect to each distribution date prior to the distribution date in October 2013 will be a per annum rate equal to the excess, if any, of (i) the net WAC of the mortgage loans over (ii) the sum of the pass-through rate on the Class A-2 Certificates and 0.50%. On and after the distribution date in October 2013, the pass-through rate will be zero and the Class A-4 Certificates will be entitled to no further distributions of interest. For the initial distribution date in October 2006, this rate is expected to be approximately 0.0472% per annum.

(6) The pass-through rate with respect to each distribution date prior to the distribution date in October 2013 will be the per annum rate set forth in the table above. On and after the distribution date in October 2013, the pass-through rate will be zero and the Class A-IO Certificates will be entitled to no further distributions of interest.

(7) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in October 2006, this rate is expected to be approximately 6.1972% per annum

Allocation of Amount to be Distributed on the Class A Certificates


     On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

     first, to the Class A-R Certificates; and

     second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata.